Exhibit 23.10

Consent of Banco de Investimentos Credit Suisse (Brasil) S.A.

We hereby consent (1) to the inclusion of an English-language translation of our valuation report, dated as of November 8, 2007 (“Report”), delivered to Companhia Brasileira de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. and Refinaria de Petróleo Ipiranga S.A. and any amendment thereof as an exhibit to the Registration Statement on Form F-4 (File No. 333-146406) of Ultrapar Participações (the “Company”) filed with the U.S. Securities and Exchange Commission relating to the proposed share exchange transaction wherein the preferred shares of Companhia Brasileira de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. and Refinaria de Petróleo Ipiranga S.A. will be exchanged for preferred shares of the Company (the “Registration Statement”) and (2) to the references to our firm and the Report in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A

/s/ Marco Gonçalves

São Paulo, SP, Brazil November 28, 2007